UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2016

XENETIC BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178082	45-2952962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 230, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 781-778-7720

(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

Closing of IP Asset Purchase Agreement

As previously announced by the Company by 8-K filing November 16, 2015, on November 13, 2015, Xenetic Biosciences, Inc. (the “Company”) and its subsidiary, Lipoxen Technologies, LTD, a U.K. corporation (“Lipoxen” and together with the Company, “Buyers”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with AS Kevelt, an Estonian company (“Kevelt”) and PJSC Pharmsynthez (fka OJSC Pharmsynthez), a Russian pharmaceutical company and parent of Kevelt (“Pharmsynthez”, and together with Kevelt, “Sellers”). On April 29, 2016, the Buyers closed on the Asset Purchase Agreement with an effective date of April 27, 2016 acquiring certain intellectual property rights with respect to the immunomodulator product Virexxa held by Kevelt and grant of the worldwide right to develop, market and license Virexxa for certain uses.

Virrexa is a small molecule therapeutic with the potential to confer sensitivity of cancer cells to hormone therapeutics in tumors that are otherwise insensitive to such treatments.  Based on preclinical observations, Virexxa may also be therapeutically relevant in other hormone-resistant cancers, such as triple-negative breast cancer.  Following the closing of the Asset Purchase Agreement, Virexxa is our most advanced candidate with an U.S. Food and Drug Administration orphan designation for a subset of endometrial cancers and an Investigational New Drug, or IND, in effect for Phase II clinical trials currently underway in the U.S. and certain territories in Eastern Europe.

In connection with the closing of the Asset Purchase Agreement, the Company issued 100,500,000 shares of its common stock to Pharmsynthez. In addition, Pharmsynthez converted all convertible notes (in the principal amount of $6.5 million plus accrued interest of approximately $300,000), issued by the Company to Pharmsynthez in 2015 and 2016. The conversion rate as set forth in the notes was $0.15 per share. As such, the Company issued to Pharmsynthez 45,310,156 shares of its common stock in connection with conversion of the convertible notes, which amount, together with the 100,500,000 shares of common stock in connection with the closing of the Asset Purchase Agreement, resulted in an aggregate of 145,810,156 new shares of common stock being issued to Pharmsynthez.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XENETIC BIOSCIENCES, INC.
(registrant)

DATE May 3, 2016

BY /s/ Michael Scott Maguire
Michael Scott Maguire
Chief Executive Officer